Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) entered into and made effective this 11th day of August, 2005, by and between Cristóbal Conde (“Executive”) and SunGard Data Systems Inc. (“SunGard”).

WHEREAS, Executive is currently employed by SunGard, and previously entered into a Change in Control Agreement with SunGard, dated as of December 15, 2004 and clarified by memorandum dated December 30, 2004, (the “Change in Control Agreement”) pursuant to which Executive will be entitled to certain benefits if a change in control (as defined in the Change in Control Agreement) occurs;

WHEREAS, SunGard and Solar Capital Corp., a Delaware corporation, (“Merger Co”) have entered into the Agreement and Plan of Merger, dated as of March 27, 2005 and as it may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Co will be merged with and into SunGard (the “Merger”);

WHEREAS, private equity funds sponsored by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group (collectively, the “Investors”) are stockholders of SunGard Capital Corp. (“Capital Corp.”) and SunGard Capital Corp. II (“Capital Corp. II”), the holding companies of SunGard immediately after the Merger;

WHEREAS, in connection with the Merger Agreement, the Investors and Executive entered into an agreement, dated as of March 27, 2005, (the “Transition Agreement”) pursuant to which (i) the Investors and Executive agreed to Executive’s continued employment with SunGard after the consummation of the Merger (the “Closing”) on the terms and conditions set forth in the Transition Agreement and the Exhibits thereto, and (ii) Executive agreed to waive his rights and entitlements under the Change in Control Agreement effective immediately prior to the Closing in exchange for certain payments, benefits and commitments that the Investors agreed to cause to be provided under one or more definitive agreements to be entered into between SunGard and Executive in which the terms and conditions set forth in the Transition Agreement and the Exhibits thereto will be memorialized; and

WHEREAS, in accordance with the foregoing, SunGard and Executive desire to enter into this Agreement to set forth the terms of Executive’s employment with SunGard, effective as of the Closing.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1. Employment. Effective upon the Closing, SunGard hereby employs Executive, and Executive hereby accepts such employment and shall perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1. Term of Agreement and Employment Period. This Agreement shall be effective as of the Closing and shall continue in effect until December 31, 2010, provided that effective as of December 31, 2009 and as of the last day of each subsequent calendar year (each such date is referred to hereinafter as a “Year-End Date”), the term of this Agreement shall be automatically extended for an additional one (1) year period unless, at least twelve (12) months before any Year-End Date, SunGard gives written notice to Executive of intent not to renew, in which case (i) this Agreement shall terminate on the first Year-End Date that occurs at least twelve (12) months after the notice of non-renewal is provided or on such later date when SunGard’s obligations to provide severance and benefits hereunder and Executive’s obligations to comply with the restrictive covenants hereunder shall have been fully satisfied, and (ii) the Employment Period (as defined below) shall terminate on the first Year-End Date that occurs at least twelve (12) months after the notice of non-renewal is provided unless earlier terminated pursuant to Section 2 below. The period during which this Agreement is in effect is hereinafter referred to as the “Term” and the portion of the Term during which Executive is employed by SunGard hereunder is hereinafter referred to as the “Employment Period.” This Agreement shall not become effective until the Closing. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be null, void and without effect upon termination of the Merger Agreement pursuant to Section 8.01 thereof.

1.2. Duties and Responsibilities.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of SunGard, or in such other position as is mutually agreed by the Board of Directors of SunGard (the “Board”) and Executive. Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for such position and such other duties and responsibilities as Executive’s supervisor, the Board shall reasonably assign to Executive.

(b) During the Employment Period, Capital Corp. shall take all steps within its authority to ensure that Executive is elected and remains a member of the board of directors of Capital Corp.

1.3. Extent of Service. Executive shall use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from (a) making passive investments in other businesses or enterprises, or (b) engaging in any other business activity unless, in the judgment of the Board, it is likely to interfere in any material respect with Executive’s ability to discharge Executive’s duties and responsibilities to SunGard. In addition, it shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees; deliver lectures; fulfill speaking engagements or teach at educational institutions; and to manage personal investments (subject to the immediately preceding sentence); provided that such activities do not interfere in any material respect with the performance of Executive’s responsibilities as an employee in accordance with this Agreement. Any service by Executive on a corporate board or committee (other than pursuant to Section 1.2(b) hereof) will require the prior approval of the Board. Notwithstanding the foregoing, to the extent that Executive is serving on the corporate board of any other company immediately prior to the Closing listed on Schedule 1 hereto, Executive shall continue to be eligible to serve or such corporate board after the Closing.

1.4. Base Salary. For all the services rendered by Executive hereunder, during the Employment Period, SunGard shall pay Executive a base salary at the annual rate of $844,560, payable in installments in accordance with SunGard’s normal payroll practices. During the Employment Period, Executive’s base salary shall be reviewed annually by the Board (or the compensation committee of the Board), in consultation with the Executive, pursuant to SunGard’s normal compensation and performance review policies for senior level executives, which shall be substantially similar to SunGard’s normal policies before the Closing, subject to such changes as may be approved by the Executive and the Board. The amount of any increase for each year shall be determined at such times as bonuses are normally paid to executives of SunGard and shall be retroactive to January 1 of that year. Executive’s base salary shall not be decreased during the Employment Period; provided, that the foregoing shall not apply to any reduction that is part of a general salary reduction program affecting executives of SunGard, approved by the Executive and the Board, to the extent such reduction does not reduce Executive’s Base Salary below the Base Salary of Executive as of the Closing. For purposes of this Agreement, the term “Base Salary” shall mean the amount of Executive’s base salary established from time to time pursuant to this Section 1.4.

1.5. Incentive Bonus.

(a) For the 2005 calendar year, Executive shall be eligible to receive an annual incentive bonus under SunGard’s Executive Incentive Compensation (“EIC”) plan as in effect immediately prior to the Closing, which bonus shall be determined in accordance with SunGard’s past practices and the EIC plan’s terms. The calculations of actual earnings per share, operating income or other relevant financial targets in Executive’s 2005 EIC plan will be determined on a pro forma basis as if the Merger did not occur until after December 31, 2005, using, as applicable, assumptions regarding SunGard’s capital structure for the balance of 2005, projected debt levels, software capitalization and amortization, and weighted average shares outstanding, that are consistent with SunGard’s 2005 operating budget that was provided to the Investors and on which Executive’s EIC plan targets were originally based. In determining whether the applicable financial targets have been achieved, (i) all management and transaction fees and extraordinary items and non-cash equity incentive expenses related to the Merger and (ii) solely to the extent consistent with SunGard’s past practice in determining satisfaction of EIC goals, all acquisitions and dispositions by SunGard or any of its subsidiaries in the ordinary course of business during 2005 and all items related thereto shall be disregarded.

(b) During the Employment Period, but beginning with the 2006 calendar year, Executive shall be entitled to participate in SunGard’s EIC plan which shall establish an aggregate bonus opportunity for all executives as a group and an overall compensation philosophy that are consistent with SunGard’s practice before the Closing, provided that the Board (or compensation committee of the Board) may re-align the performance metrics and other terms after consultation with the Executive. Each year, Executive’s EIC plan shall specify the annual incentive bonus amount(s) to be paid to Executive at certain specified financial performance targets, which may include (i) four quartile targets (which was the method generally used by SunGard before the Closing for incentives based on earnings per share); (ii) minimum, midpoint and maximum targets (which was the method generally used by SunGard before the

Closing for incentives based on operating income); (iii) a target clearly identified as the “goal,” or (iv) some other manner of specifying financial performance targets (the fourth quartile target, maximum target, identified “goal” target or highest specified financial performance target, without taking into account any incentive override for above goal performance, is referred to as the “Goal”).

For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount of Executive’s annual incentive bonus established from time to time pursuant to this Section 1.5.

1.6. Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Period, Executive shall be entitled to participate in all employee retirement, welfare, and other benefit plans and programs (other than any equity-based compensation plan or program) made available to SunGard’s senior level executives as a group or to its employees generally, as such plans and programs may be in effect from time to time and subject to the eligibility requirements of the plan or program. During the Employment Period, Executive shall be entitled to a leased car or car allowance at a monthly rate that is no less than that provided by SunGard to Executive before the Closing. During the Employment Period, Executive shall be entitled to vacation and sick leave in accordance with SunGard’s vacation, holiday and other pay for time not worked policies as in effect from time to time. Benefits pursuant to such plans, programs and policies (other than any equity-based compensation plan or program) shall be substantially similar to SunGard’s plans, programs and policies in place prior to the Closing, subject to such changes as are similar to changes previously made from time to time by SunGard to its plans, programs or policies or as may be approved by the Board before or after the implementation of such change.

1.7. Reimbursement of Expenses. Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by SunGard in accordance with SunGard’s normal business expense reimbursement practices, subject to such changes as may be approved by the Board.

1.8. Stock Options.

(a) Initial Stock Option Grants. Effective upon the Closing, initial stock option grants shall be made to Executive under the SunGard 2005 Management Incentive Plan (the “Incentive Plan”). The terms and conditions of such stock option grants shall be as set forth in the time-based and performance-based stock option award agreements attached hereto as Exhibit A and Exhibit B, respectively (the “Initial Option Awards”), which are specifically incorporated herein by reference.

(b) Future Stock Option Grants.

(i) On or before December 31, 2010, Capital Corp. and Capital Corp. II shall have granted, in the aggregate, options with respect to 14.2127% of Total Equity (33,579,495.1506 Units (as defined in the Initial Option Awards)); it being understood that, except with respect to the grant of options in connection with Closing and the reallocation of a certain portion of the option pool as expressly required herein, the approval of the compensation committee of Capital Corp. and Capital Corp. II and Executive shall be necessary for any grant of options in Capital Corp. and Capital Corp. II. The terms and conditions of any stock options granted to Executive in accordance with Section 1.8(b)(i)(a) or (b) shall be the same as the terms and conditions of the Initial Option Awards, except that the exercise price shall be the then current fair market value and vesting shall occur within the time periods set forth in this Section 1.8(b)(i). For purposes of this Section 1.8(b), “Total Equity” means the total outstanding shares of Class A Common Stock, par value $0.001 per share (“Class A”), and Class L Common Stock, par value $0.001 per share (“Class L”), of Capital Corp. and Preferred Stock, par value $0.001 per share (“Preferred Stock”), of Capital Corp. II immediately after Closing, calculated on a fully-diluted basis assuming the full grant and exercise of the 14.2127% (33,579,495.1506 Units) option pool referred to herein, whether or not vested or exercisable, it being understood that such options will be for Units consisting of Class A, Class L and Preferred Stock.

(a) Time-Based Options. On or before December 31, 2010, time-based options with respect to 5.8581% of Total Equity (13,840,708.1995 Units) shall have been granted by Capital Corp. and Capital Corp. II, respectively. Time-based options to purchase equity units accounting for 5.4550% of Total Equity (12,888,326.6328 Units) will be granted at Closing, with (i) 3.5264% of Total Equity (8,331,732.5137 Units) in grants made to Senior Managers and 1.9286% of Total Equity (4,556,594.1191 Units) in grants made to Key Employees. The remaining 0.4031% (952,381.5666 Units) (0.3317% (783,688.8257 Units) for Senior Managers and 0.0714% (168,692.7409 Units) for Key Employees) will be held back to be granted in connection with future hires, promotions and rebalancing, with the excess, if any, of 0.08062% of Total Equity (190,476.3133 Units) over that percentage of Total Equity with respect to which time-based options were granted in connection with new hires, promotions, and rebalancing to be granted at the end of each of 2006 and 2007 to all persons (“Founders”) who received time-based options at Closing (such excess, the “Unused Time-Based Pool”); provided, that the percentage of Total Equity available for grants of time-based options in connection with new hires, promotions and rebalancing in subsequent years shall be correspondingly reduced. Each Founder’s percentage share of the Unused Time-Based Pool allocated in 2006 or 2007 (subject to such Founder’s employment with SunGard at the time of allocation) shall equal (x) the number of equity units covered by time-based options included in such Founder’s initial option award, divided by (y) the total number of equity units covered by all time-based options included in initial option awards granted on the Closing Date to all Founders (who are employed by SunGard or any of its affiliates at the time of allocation) as a group (excluding Executive). For purposes of this Section 1.8(b), (i) “Senior Managers” shall mean those Founders who receive time-based options and performance-based options in connection with Closing, and (ii) “Key Employees” shall mean those Founders who receive time-based options, but not performance-based options, in connection with Closing.

(b) Performance-Based Options. On or before December 31, 2010, performance-based options with respect to 8.3545% of Total Equity (19,738,786.9512 Units) shall have been granted by Capital Corp. and Capital Corp. II to Senior Managers, consisting of 7.7576% of Total Equity (18,328,525.0878 Units) in grants made in connection with the Closing and the remaining 0.5969% (1,410,261.8634 Units) from a reserve pool for grants in connection with new hires, promotions, and rebalancing. At the end of each of 2006, 2007 and 2008, performance-based options shall be allocated among Senior Managers with respect to the excess, if any, of 0.11938% of Total Equity (282,052.3727 Units) over that percentage of Total Equity with respect to which performance-based options were granted in connection with new hires, promotions, and rebalancing in such year (such excess, the “Unused

Performance-Based Pool”), and the percentage of Total Equity available for grants of performance-based options in connection with new hires, promotions, and rebalancing in subsequent years shall be correspondingly reduced. Each Senior Manager’s percentage share of the Unused Performance-Based Pool allocated in 2006, 2007, or 2008 (subject to such Senior Manager’s continued employment with SunGard) shall equal (x) the number of equity units covered by performance-based options included in such Senior Manager’s initial option award, divided by (y) the total number of equity units covered by all performance-based options included in initial option awards granted on the Closing Date to all Senior Managers (who are employed by SunGard or any of its affiliates at the time of allocation) as a group (excluding Executive).

(ii) Any options granted under Section 1.8 that are forfeited or cancelled, or with respect to which shares issued upon exercise thereof have been called by Capital Corp., Capital Corp. II or other shareholders of Capital Corp. II pursuant to the applicable option awards or stockholders agreement by and among Capital Corp., certain of its subsidiaries and stockholders of Capital Corp. (the “Stockholders Agreement”) will be subject to allocation as determined by the board of Capital Corp. (or the compensation committee of Capital Corp.) and the Executive.

(iii) SunGard acknowledges and agrees that Executive is entering into this Agreement in reliance on the commitment of Capital Corp. and Capital Corp. II to the Senior Managers as a group and to the Key Employees as a group as set forth in this Section 1.8(b) and may enforce the provisions of this Section 1.8(b) on their behalf, including with equitable remedies to the extent available at law, and that Executive is entering into this Agreement in reliance on the acknowledgement set forth in this Section 1.8(b)(iii).

2. Termination. The Employment Period shall end and Executive’s employment shall terminate upon the occurrence of any of the first to occur of any of the events described in Sections 2.1 through 2.4 below.

2.1. Termination Without Cause; Resignation for Good Reason.

(a) SunGard may terminate Executive’s employment under this Section 2.1 at any time without Cause (as defined in Section 2.7(d)) upon not less than ninety (90) days’ prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be allowed to seek other employment during such notice period. In addition, Executive may terminate Executive’s employment under this Section 2.1 by voluntarily resigning for Good Reason (as defined in Section 2.7(i)). Executive shall give SunGard not less than thirty (30) days prior written notice of such resignation, which notice must be given within ninety (90) days after the cure period for correcting the event or condition constituting Good Reason has expired without SunGard curing the event or condition resulting in Good Reason; provided, however, no notice is required if Executive terminates for Good Reason on account of clause (Y) of Section 2.7(i). Further, Executive’s employment shall be considered to have been terminated under this Section 2.1 if, after SunGard has provided notice of intent not to renew as provided in Section 1.1, Executive’s employment terminates on the last day of the Employment Period. This Section 2.1 shall not apply if Executive’s employment is terminated by Executive without Good Reason or on account of retirement (see Section 2.2), or as a result of Executive’s Disability (as defined in Section 2.7(h)) or death (see Section 2.3), or by SunGard for Cause (see

Section 2.4). Any termination by SunGard of Executive’s employment that is not a termination under Section 2.3 or Section 2.4 shall be considered a termination by SunGard without Cause under this Section 2.1.

(b) Upon any termination of Executive’s employment under this Section 2.1, no further payments and benefits shall be due under Section 1 of this Agreement after the end of the Employment Period and, if Executive executes and does not revoke the Release (as defined in Section 2.7(j)), then after Executive’s Date of Termination (as defined in Section 2.7(g)) Executive shall be entitled to receive all of the following:

(i) SunGard shall pay to Executive a lump sum cash payment equal to the Applicable Multiplier (as defined in Section 2.7(b)) multiplied by the sum of (1) Executive’s Base Salary at the rate in effect on Executive’s Date of Termination or such higher rate in effect immediately before any reduction thereof that constituted Good Reason, plus (2) Executive’s Target Incentive Bonus (as defined in Section 2.7(k)), payable within ten (10) days after Executive’s Date of Termination.

(ii) Executive shall receive all Accrued Compensation (as defined in Section 2.7(a)).

(iii) During the Continuation Period (as defined in Section 2.7(f)), SunGard shall provide to Executive continued coverage under the retirement, life insurance, long-term disability, medical, dental and other group health benefits and plans in effect for senior level executives of SunGard (or substantially comparable coverage) for Executive and, where applicable, Executive’s spouse, dependents and beneficiaries, at the same contribution or premium rate as may be charged from time to time for active employees of SunGard generally, as if Executive had continued in employment during such period. As an alternative, SunGard may elect to pay Executive cash in lieu of such contributions or coverage in an amount equal to Executive’s after-tax cost of obtaining comparable coverage, so long as such payments are permitted without adverse tax effect to Executive under section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”). The COBRA health care continuation coverage period under section 4980B of the Code, or any replacement or successor provision of United States tax law, shall, if permitted by law and applicable plan terms, commence immediately after the Continuation Period.

(iv) SunGard shall provide a release substantially in the form attached hereto as Exhibit D. If SunGard does not provide the release required pursuant to this Section 2.1(b)(v), the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iv) above.

(c) Upon any termination of Executive’s employment under this Section 2.1, unless Section 2.1(b)(v) applies, if Executive does not execute the Release or if Executive revokes the Release, then (i) Executive shall not be entitled to the compensation and benefits provided for in subsection (b) of this Section 2.1, (ii) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (iii) Executive shall receive all Accrued Compensation.

2.2. Resignation Without Good Reason; Retirement.

(a) Executive may terminate Executive’s employment by voluntarily resigning other than for Good Reason upon ninety (90) days’ prior written notice. In such event, unless Section 2.2(b) applies, (i) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (ii) Executive shall receive all Accrued Compensation. SunGard may elect to waive the notice period or any portion thereof, and, if SunGard so waives, SunGard will continue to pay Executive’s Base Salary during the notice period.

(b) At any time after the third anniversary of the Closing, provided that Executive is then at least 62 years of age, Executive may terminate Executive’s employment by voluntarily retiring upon at least ninety (90) days’ prior written notice to SunGard. In such event, (i) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, (ii) Executive shall receive all Accrued Compensation, and (iii) if Executive executes and does not revoke the Release, SunGard shall enter into a consulting agreement with Executive pursuant to which (A) Executive shall be retained as a consultant for the twelve (12) month period immediately after the Executive’s Date of Termination (the “Consulting Period”), (B) Executive shall receive retainer fees of $10,000 per month during the Consulting Period, and (C) Executive shall be available during the Consulting Period for up to 50 hours per month at mutually agreeable times and places to consult with SunGard as to issues within Executive’s knowledge and expertise. In connection with Executive’s voluntary retirement pursuant to this Section 2.2(b), SunGard shall provide a release substantially in the form attached hereto as Exhibit D. If SunGard does not provide the release required pursuant to the foregoing sentence, the Release given by Executive shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections (i) through (iii) above.

2.3. Termination Due to Disability or Death. SunGard may terminate Executive’s employment immediately upon notice if Executive has incurred a Disability; provided, however, that SunGard shall continue to pay Executive’s Base Salary, which shall be reduced by any disability income benefits received by Executive from SunGard or any insurance plans maintained by SunGard, and shall continue to provide to Executive all benefits then in effect and due under this Agreement until SunGard acts to terminate Executive’s employment due to a Disability. If SunGard terminates Executive’s employment due to a Disability, or if Executive dies while employed by SunGard, then (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive (or Executive’s Beneficiary) shall receive all Accrued Compensation.

2.4. Termination for Cause. SunGard may terminate Executive’s employment at any time for Cause. In such event, (a) after Executive’s Date of Termination, no further payments and benefits shall be due under Section 1 of this Agreement, and (b) Executive shall receive all Accrued Compensation.

2.5. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment, and (c) specify the Date of Termination in accordance with the requirements of this Agreement.

2.6. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this Agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. No payment or benefit provided for in this Agreement shall be offset or reduced by the amount of any cash compensation or the value of any benefit provided to Executive in any subsequent employment or from any other source. Notwithstanding the foregoing, if, during the Continuation Period, Executive begins to receive group health benefits from another employer that substantially duplicate health benefits being provided by SunGard pursuant to this Section 2, then Executive shall promptly notify SunGard of the duplicate benefits and SunGard may discontinue the duplicate benefits being provided pursuant to this Section 2.

2.7. Definitions.

(a) “Accrued Compensation” means all compensation, benefit payments, reimbursements and other amounts earned by, payable to, or accrued and vested for Executive through and including Executive’s Date of Termination, but not paid as of Executive’s Date of Termination, including, but not limited to, (i) Base Salary, (ii) the Target Incentive Bonus, multiplied by the number of days in which Executive was employed by SunGard during the Year of Termination for the Target Incentive Bonus, including the Date of Termination, divided by 365, (iii) Executive’s Incentive Bonus for the fiscal year that ended immediately prior to Executive’s Date of Termination to the extent such Incentive Bonus was accrued and earned by, but not yet paid to, Executive as of Executive’s Date of Termination, (iv) pay for accrued, but unused, vacation, (v) reimbursable business expenses incurred by Executive on behalf of SunGard and (vi) employment or retirement benefits accrued and owing to Executive under any employee benefit program of SunGard. Notwithstanding the foregoing, for purposes of Sections 2.1(c), 2.2(a), and 2.4, “Accrued Compensation” shall not include item (ii) in the immediately preceding sentence. SunGard shall pay to Executive (or to Executive’s Beneficiary) a lump sum cash payment of all Accrued Compensation, payable within ten (10) days after Executive’s Date of Termination, and Executive (or Executive’s Beneficiary) shall receive any vested benefits Executive accrued or earned in accordance with the terms of any applicable benefit plans and programs of SunGard.

(b) “Applicable Multiplier” means three (3).

(c) “Beneficiary” means, in the event of Executive’s death, Executive’s legal representative, executor, administrator or designated beneficiary, as applicable

(d) “Cause” means the occurrence of the events described in the following subsections (i) through (iii), provided that no act or failure to act by Executive shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of SunGard:

(i) at least two-thirds (2/3) of the members of the Board determined in good faith that Executive (A) was guilty of gross negligence or willful misconduct in the performance of his duties for SunGard (other than due to illness or injury suffered by Executive or a member of his family, or comparable personal problem), (B) breached or violated, in any material respect, any agreement between Executive and SunGard or any material policy in SunGard’s Business Conduct and Compliance Program (as amended from time to time), or (C) committed an act of dishonesty or breach of trust, or is convicted of a crime, and the result of such dishonesty, breach of trust, or conviction of a crime is that there is material or potentially material financial or reputational harm to SunGard; and

(ii) such determination was made at a duly convened meeting of the Board (A) of which Executive received written notice at least ten (10) days in advance, which notice shall have set forth in reasonable detail the facts and circumstances claimed to provide a basis for a finding that one of the events described in subsection (i) above occurred, and (B) at which Executive had a reasonable opportunity to make a statement and answer the allegations against Executive; and

(iii) either (A) Executive was given a reasonable opportunity to take remedial action but failed or refused to do so, or (B) at least two-thirds (2/3) of the members of the Board also determined in good faith, at such meeting, that an opportunity to take remedial action would not have been meaningful under the circumstances.

(e) “Change of Control” means the occurrence of (a) any consolidation or merger of Capital Corp. (or any other parent company (a “Parent Company”) of SunGard that owns each of the Availability Services Business, Financial Systems Business, Higher Education Systems Business and Public Sector Business (each as defined below)) with or into any other person, or any other corporate reorganization, transaction or transfer of securities of Capital Corp. (or such other Parent Company) by its stockholders, or series of related transactions (including the acquisition of capital stock of Capital Corp. or such other Parent Company), whether or not Capital Corp. (or such other Parent Company) is a party thereto, in which the stockholders of Capital Corp. immediately prior to such consolidation, merger, reorganization or transaction, own, directly or indirectly, capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of Capital Corp. (or such other Parent Company) or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of Capital Corp. (or such other Parent Company) or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (b) any transaction or series of related transactions, whether or not Capital Corp. (or such other Parent Company) is a party thereto, after giving effect to which in excess of fifty percent (50%) of the voting power of Capital Corp. (or such other Parent Company) is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Rules promulgated under the Exchange Act of 1934, as amended (the “Exchange Act Rules”)) or any “group” (as defined in the Exchange Act Rules), other than, directly or indirectly, Qualified Institutional Investors (as defined in the Stockholders Agreement) (and in the case of a “group”, excluding a percentage of such “group” equal to the percentage of the voting power of such group controlled by any Qualified Institutional Investors), excluding, in any case referred to in clause (a) or (b) any Initial Public Offering (as defined in the Stockholders Agreement) or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of Capital

Corp. or such other Parent Company, in each case on a consolidated basis with its subsidiaries (including the stock of SunGard), excluding, in any case referred to in clause (c), any sale, lease or other disposition to an entity of which the stockholders of Capital Corp. immediately prior to the sale, lease or other disposition own, directly or indirectly, through one or more entities, capital stock either representing directly, or indirectly through one or more entities, 50% or more of the economic interests or voting power. For the avoidance of doubt, a spin-off of one of the Businesses, Sale of a Business or a comparable transaction shall not, in any case, constitute a Change of Control.

(f) “Continuation Period” means the period beginning on the Date of Termination and ending on the anniversary of the Date of Termination that equals the Applicable Multiplier.

(g) “Date of Termination” means the date that the termination of Executive’s employment with SunGard is effective on account of Executive’s death, Executive’s Disability, termination by SunGard for Cause or without Cause, or by Executive for Good Reason or without Good Reason, as the case may be. The Employment Period shall end on the Date of Termination. “Year of Termination” means the fiscal year for the applicable performance period during which Executive’s Date of Termination occurs.

(h) “Disability” means (i) Executive has suffered a physical or mental illness or injury that has impaired Executive’s ability to substantially perform Executive’s full-time duties with SunGard with or without reasonable accommodation for a period of 180 consecutive days and that qualifies Executive for benefits under SunGard’s group long-term disability plan, and (ii) Executive has not substantially returned to full time employment before the Date of Termination specified in the notice of termination.

(i) “Good Reason” means (X) the occurrence, without Executive’s express written consent (which may be withheld for any reason or no reason), of any of the events or conditions described in the following subsections (i) through (ix), provided that upon Executive’s becoming aware or at such time as Executive should have been aware of the occurrence of any such event or condition or series of related events or conditions, Executive shall have given notice of Good Reason to SunGard and SunGard shall not have fully corrected the situation within ten (10) days after such notice of Good Reason; or (Y) any reason or no reason, provided that Executive may submit a notice of resignation under this subsection (Y) only during the thirty (30) day period immediately following the first anniversary of a Change of Control (as defined in Section 2.7(e)).

(i) A reduction by SunGard in Executive’s Base Salary (other than a reduction that is part of a general salary reduction program affecting executives of SunGard, approved by the Chief Executive Officer and the Board consistent with Section 1.4 hereof); or

(ii) A reduction or negative change by SunGard in the type or level of compensation and benefits (other than Base Salary) to which Executive is entitled under this Agreement, other than any such reduction or change that is part of and consistent with a general reduction or change applicable to all officers of SunGard unrelated to a Change of Control; or

(iii) A failure by SunGard to pay or provide to Executive any compensation or benefits to which Executive is entitled; or

(iv) A change in Executive’s status, positions, titles, offices or responsibilities that constitutes a material and adverse change from Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such change; or the assignment to Executive of any duties or responsibilities that are substantially inconsistent with Executive’s status, positions, titles, offices or responsibilities as in effect immediately before such assignment; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, titles or offices; provided that termination of Executive’s employment by SunGard for Cause, by Executive other than for Good Reason (as defined in any of the other subsections of this subsection (i)) or as a result of Executive’s death or Disability shall not be deemed to constitute or result in Good Reason under this subsection (iv); or

(v) (A) If Executive was based at SunGard’s principal executive offices in Wayne, Pennsylvania, as of the day immediately prior to Closing, SunGard’s changing the location of SunGard’s principal executive offices to a location more than thirty (30) miles from the location of such offices, or SunGard’s requiring Executive to be based at a location other than SunGard’s principal executive offices; (B) if Executive was based at a SunGard location in Manhattan as of the day immediately prior to the Closing, SunGard’s requiring Executive to be based at a location outside Manhattan; or (C) if Executive was not based at SunGard’s principal executive offices or at a SunGard location in Manhattan on the day immediately prior to the Closing, SunGard’s requiring Executive to be based at any location which results in Executive’s regular commuting distance being thirty (30) or more miles greater than Executive’s regular commuting distance as of the day immediately prior to the Closing; provided that in all such cases SunGard may require Executive to travel on SunGard business including being temporarily based at other SunGard locations as long as such travel is reasonable and is not materially greater or different than Executive’s travel requirements before the Closing; or

(vi) Any material breach by SunGard of this Agreement or any other agreement between SunGard and Executive; or

(vii) The failure by SunGard to obtain, before completion of either (A) a Change of Control, or (B) the Sale of a Business (as defined in Section 3.2(c)) if Executive is not employed by the Retained Business (as defined in Section 3.2(b)) after the Sale of a Business, an agreement in writing from any successors and assigns, to assume and agree to perform this Agreement;

(viii) The provision of notice by SunGard pursuant to Section 1.1 of nonrenewal of this Agreement; or

(ix) The failure to elect Executive to the Board.

(j) “Release” means a release substantially in the form of Exhibit C attached to this Agreement, which may be subsequently modified only based on recommendations of SunGard’s counsel to reflect changes in applicable law after the date of this Agreement.

(k) “Target Incentive Bonus” means Executive’s annual Incentive Bonus amount(s) payable at the Goal(s) in accordance with the Executive’s EIC plan for the Year of Termination, or such higher amount(s) in effect immediately before any reduction thereof that constituted Good Reason.

3. Sale of a Business.

3.1. Employment With Sold Business. Upon the Sale of a Business, if Executive is employed by the Sold Business (as defined in Section 3.2(d)) immediately before completion of the sale, then at the time of the Sale of a Business, Executive may request that the Retained Business hire Executive on terms and conditions substantially similar to those set forth in this Agreement, and the Retained Business shall use its commercially reasonable efforts to hire Executive, if practicable.

3.2. Definitions.

(a) “Business” means SunGard’s businesses after the Closing, which consists of four separate businesses: (i) the availability services business segment (the “Availability Services Business”), (ii) the investment support systems business segment (the “Financial Systems Business”), (iii) the higher education systems business segment (the “Higher Education Systems Business”), and (iv) the public sector systems business segment (the “Public Sector Business”). For purposes of this Agreement, any future business acquired by SunGard after Closing that is not included in the Availability Services Business will automatically be considered part of the Financial Systems Business, Higher Education Systems Business or Public Sector Business, as determined by the Board in its sole discretion.

(b) “Retained Business” means the Business that is not being sold in the Sale of a Business.

(c) “Sale of a Business” means the sale, exchange or other disposition or transfer of all or substantially all of the business or assets of one of the four Businesses to a purchaser that is unrelated to SunGard or any of the Investors; provided that a Sale of a Business shall not also constitute a Change of Control.

(d) “Sold Business” means the Business that is being sold in the Sale of a Business.

4. Tax Gross-Up Payments.

4.1. Amount. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment (including any of the Tax Gross-Up Payments as defined below in this Section 4.1) or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by SunGard (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with SunGard (or any successor thereto or affiliate thereof) or otherwise (a “Total Payment”), will be subject to the excise tax imposed by section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law (the “Excise Tax”), in spite of all customary reasonable efforts by SunGard and Executive to avoid incurring such tax, including by procuring a shareholder vote in satisfaction of the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7, to the extent applicable, then SunGard shall pay to Executive one or more additional cash payments (the “Tax Gross-Up Payments”) in such amounts so that the net cash amount retained by Executive, after deduction or payment of (a) the Excise Tax imposed on the Total Payments (including the Excise Tax imposed on the Tax Gross-Up Payments) and (b) all federal, state and local income and employment taxes imposed upon the Tax Gross-Up Payments, shall equal the excess of the Total Payments over the Tax Gross-Up Payments (it being understood that this is a circular definition that requires a reiterative calculation); provided, that to the extent any Tax Gross-Up Payment would be considered deferred compensation for purposes of section 409A of the Code, the manner and time of payment, and the provisions of this Section 4, shall, if possible, be adjusted to the mutual satisfaction of SunGard and Executive to the extent necessary (but only to the extent necessary) to comply with the requirements of section 409A of the Code with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at section 409A(a)(1)(B) or section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the Tax Gross-Up Payment cannot be made to conform to the requirements of Section 409A of the Code without economic consequences that are greater than the lesser of 5% of the Tax Gross-Up Payment with respect to Executive or $75,000, the amount of the Tax Gross-Up Payment shall be determined by taking into account any amount necessary to pay the Section 409A penalties. For purposes of this Agreement, the term Total Payment shall also include any payments or benefits made or provided, or to be made or provided, to Executive that become subject to the Excise Tax as a result of the Merger of Merger Co with and into SunGard, irrespective of whether such payments or benefits are made or provided before or after the Closing, but in all events subject to the proviso in the preceding sentence.

4.2. Method of Determination. One or more determinations (each a “Tax Determination”) as to (a) whether any of the Total Payments will be subject to the Excise Tax, (b) the amount of the Excise Tax imposed thereon, and (c) the calculation of the related Tax Gross-Up Payment shall be made by SunGard in consultation with such accounting and tax professionals as SunGard considers necessary (with all costs related thereto paid by SunGard). For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that in the written advice of an independent accountant selected (and paid for) by SunGard and reasonably acceptable to Executive (the “Accountant”), certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises SunGard that such excess parachute payments are not subject to the Excise Tax. For purposes of determining the amount of any Tax Gross-Up Payment, Executive shall be deemed to pay (x) federal income tax at the highest marginal rate in effect for the calendar year during which such Tax Gross-Up Payment is to be made, (y) FICA taxes at the highest rate applicable to wages in excess of the Social Security taxable wage base in effect for such calendar year, and (z) state and local income taxes at the highest marginal rates in effect for such calendar year in the state and local municipality of Executive’s principal residence as of the Date of Termination or the date that any portion of the Total Payment becomes subject to the Excise Tax, net of the reduction in federal income tax attributable to the deduction of such state and local income taxes, and taking into account any limitation on deductions or credits or comparable negative impact for purposes of federal income tax as a result of the Total Payments made to Executive during such calendar year.

4.3. Finalization and Payment. An initial Tax Gross-Up Payment shall be made to Executive within ten (10) days after the Date of Termination or such other prior or subsequent date that any portion of any Total Payment becomes subject to the Excise Tax (such tenth day is referred to as a “Payment Date”); provided that if the amount thereof cannot be fully determined by the Payment Date, SunGard shall pay to Executive by the Payment Date an estimate of such payment, determined by SunGard reasonably and in good faith, and SunGard shall pay to Executive the remainder of such payment (if any) as soon as the amount thereof can be determined but in no event later than twenty (20) days after the Payment Date. Whenever any Tax Gross-Up Payment (or estimate thereof) is made to Executive, SunGard shall provide to Executive SunGard’s Tax Determination related to such payment, together with detailed supporting calculations and explanations and, if applicable, written advice of an Accountant. Executive shall have the right to dispute any Tax Determination (a “Tax Dispute”) by so notifying SunGard within fifteen (15) days after receiving such Tax Determination and the required supporting documentation. Each Tax Determination shall become final and binding upon the parties (a) if there is no Tax Dispute, at the end of such fifteen (15) day period, without change, or (b) if there is a Tax Dispute, upon final resolution of such Tax Dispute, with such changes as may result from such Tax Dispute. Other than the initial or an estimated Tax Gross-Up Payment as provided for above, any Tax Gross-Up Payment due from SunGard to Executive shall be paid within ten (10) business days after the related Tax Determination becomes final and binding, provided that, in the event of a Tax Dispute, any undisputed portion of the Tax Gross-Up Payment shall be paid within ten (10) business days after Executive notifies SunGard of the Tax Dispute.

4.4. Underpayments and Overpayments. The parties acknowledge that, as a result of potential uncertainties in the application of the provisions of the Code dealing with the Excise Tax, it is possible that Tax Gross-Up Payments should have been made by SunGard but were not (an “Underpayment”) or that Tax Gross-Up Payments made by SunGard should not have been made (an “Overpayment”). In either such event, SunGard shall make a Tax Determination of the amount of the Underpayment or Overpayment that has occurred, and Executive shall have the right to initiate a Tax Dispute related thereto. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by SunGard to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of SunGard, take such steps as are reasonably necessary (including promptly refunding the amount of such overpayment and filing amended returns and claims for refunds), follow SunGard’s reasonable instructions and otherwise reasonably cooperate with SunGard to correct such Overpayment.

5. Restrictive Covenants.

5.1. Non-disclosure. At all times after the Closing and continuing at all times after Executive’s Date of Termination, and except as required by applicable law or in a judicial or administrative proceeding, Executive shall not disclose to anyone outside Capital Corp., or use for the benefit of anyone other than Capital Corp., any confidential or proprietary information relating to Capital Corp.’s business, whether acquired by Executive before, during or after employment with SunGard. Executive acknowledges that Capital Corp.’s proprietary and confidential information includes, by way of example: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non public financial information; and (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies. The provisions of this Section 5.1 shall survive any termination or expiration of this Agreement.

5.2. Works and Ideas. Executive shall promptly communicate to Capital Corp., in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, and other ideas and inventions (collectively, “Works and Ideas”) pertaining to Capital Corp.’s business in any material respect, whether or not patentable or copyrightable, that are made, written, developed or conceived by Executive, alone or with others, at any time (during or after business hours) while Executive is employed by SunGard or Capital Corp. (including at any time prior to the date of this Agreement) or during the three (3) months after Executive’s Date of Termination. Executive acknowledges that all of those Works and Ideas will be Capital Corp.’s exclusive property, and hereby assigns and agrees to assign all of Executive’s right, title and interest in those Works and Ideas to Capital Corp. Executive shall sign all documents that Capital Corp. reasonably requests to confirm its ownership of those Works and Ideas, and shall reasonably cooperate with Capital Corp., at Capital Corp.’s expense, to allow Capital Corp. to take full advantage of those Works and Ideas.

5.3. Non-competition and Non-solicitation. During the Employment Period, the Continuation Period, and the Consulting Period, if applicable, whether or not payments are being made, provided that SunGard has not defaulted in any material respect upon any of its obligations under this Agreement or otherwise to Executive, Executive shall not, directly or indirectly, (a) render any material services for any organization, or engage in any business, that competes in any material respect with Capital Corp.’s business, or (b) solicit or contact, for the purpose or with the effect of competing or interfering with Capital Corp.’s business in any material respect (i) any customer or acquisition target under contract with Capital Corp. at any time during the last two (2) years of Executive’s employment with SunGard, (ii) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from Capital Corp. at any time during the last two (2) years of Executive’s employment with Capital Corp., (iii) any affiliate of any such customer or prospect, (iv) any of the individual contacts at customers or acquisition targets established by Capital Corp., Executive or others at Capital Corp. during the period of Executive’s employment with SunGard, or (v) any individual who is an employee or independent contractor of Capital Corp. at the time of the solicitation or contact or who was an employee or independent contractor of Capital Corp. within three (3) months before such time.

5.4. Injunctive Relief. Executive acknowledges that Executive’s failure to perform any of the covenants in this Section 5 would cause irreparable injury to Capital Corp. and SunGard and cause damages to Capital Corp. and SunGard that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Section 5, Executive consents to the entry of an injunction to restrain any breach of this Section 5, without the posting of a bond.

5.5. Scope. For purposes of this Section 5, as applicable, the term “Capital Corp.” shall include (a) Capital Corp. and all of its subsidiaries (including, but not limited to, SunGard) and (b) SunGard and all of its subsidiaries for periods before the Closing. Notwithstanding Section 11(b) of this Agreement, upon a Change of Control, or upon the Sale of a Business if Executive is not employed by the Retained Business, the restrictive covenants of this Section 5 are intended to apply and shall apply only to the business of Capital Corp. or its subsidiaries or the Sold Business as conducted immediately preceding the sale and not to any greater scope of business or other businesses that may be conducted by the acquirer of or successor to Capital Corp. or the Sold Business that assumes this Agreement as a result of the sale.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by SunGard, as applicable, and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(b) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or policy applicable to all employees of SunGard, as applicable.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to preserve the intention of such rights and obligations.

8. Dispute Resolution. In the event of any dispute relating to Executive’s employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by alternative dispute resolution conducted by JAMS (or, if JAMS is not available, another mutually agreeable alternative dispute resolution organization), in the city of Executive’s principal place of employment. Any award entered by JAMS (or such other organization) shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This Section 8 shall be specifically enforceable. JAMS (or such other organization) shall have no authority to modify any provision of this Agreement. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

9. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to SunGard, to:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, PA 19087

Attention: Victoria E. Silbey, Esquire

With a required copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Alfred O. Rose, Esquire

If to Executive, to:

Cristóbal Conde

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Robert J. Lichtenstein, Esquire

or to such other names or addresses as SunGard or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer (other than Executive) and by Executive. This Agreement supersedes the provisions of any employment or other agreement between Executive and SunGard that relate to any matter that is also the subject of this Agreement, including, but not limited to, the Change in Control Agreement and the Transition Agreement, and such other agreements are terminated immediately prior to Closing and will be null and void as of the Closing; provided, however, that this provision shall not apply to any agreement outstanding on the date this Agreement becomes effective related to (1) Executive’s options to purchase or other rights to equity of Capital Corp., a subsidiary of Capital Corp., or SunGard or (2) Executive’s rights to indemnification as an officer and/or director of SunGard.

(b) All of the terms and provisions of this Agreement, including, but not limited to the restrictive covenants of Section 5 of this Agreement, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. SunGard shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of SunGard, or the successor of a Business if a Sale of a Business occurs and Executive is not employed by the Retained Business, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as SunGard would be required to perform if no such succession had taken place.

11. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

13. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving SunGard written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

14. Miscellaneous. All Section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and SunGard shall withhold from any payments under this Agreement all federal, state and local taxes as SunGard is required to withhold pursuant to any law or governmental rule or regulation. Executive will deliver to SunGard amounts required to be withheld from non-cash compensation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

16. No Withholding of Undisputed Payments. During the pendency of any dispute or controversy, SunGard shall not withhold any payments or benefits due to Executive, whether under this Agreement or otherwise, except for the specific portion of any payment or benefit that is the subject of a bona fide dispute between the parties.

17. Legal Fees and Expenses. All costs and expenses (including court and arbitration costs and reasonable legal fees and expenses that reflect common practice with respect to the matters involved) (“Legal Costs”) incurred by Executive as a result of any claim, action or proceeding arising out of this Agreement or the contesting, disputing or enforcing of any provision, right or obligation under this Agreement (a “Claim”) shall be paid, or reimbursed to Executive on an after-tax basis as to (a) 100% of such Legal Costs if Executive either recovers damages (in cash or in-kind, such as benefits) or is the prevailing party on a material non-monetary claim (such as a dispute regarding a restrictive covenant), and (b) 50% of such Legal Costs if Executive does not recover any damages and is not the prevailing party on any material non-monetary claim; provided, that the dispute was a bona fide dispute by Executive and that Executive did not act in bad faith.

18. Indemnification.

(a) SunGard shall indemnify Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost of legal counsel, in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being or having been an officer, director, or employee of SunGard or any of their respective subsidiaries or affiliates.

(b) Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of SunGard, or its affiliates, which such insurance shall be paid by SunGard.

(c) Executive’s indemnification agreement with SunGard, as in effect before the Closing, shall continue in full force and effect for matters related to SunGard prior to the Closing, and shall be guaranteed by SunGard. SunGard shall provide Executive with a new indemnification agreement for matters arising after the Closing that is substantially comparable to that in effect prior to the Closing.

19. Governing Law and Procedures. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions. SunGard and Executive each irrevocably and unconditionally (i) agrees that any action commenced by SunGard for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Federal district in which Executive’s principal place of employment is located, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the state and county in which Executive’s principal place of employment is located, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which SunGard or Executive may have to the laying of venue of any such suit, action or proceeding in any such court. SunGard and Executive each also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9.

20. Law/Accounting Changes.

(a) If after the Closing, a change in the law or accounting rules results in a materially adverse effect on Executive’s rights and benefits under this Agreement, the Board (or its designated committee) shall review this Agreement in light of such changes in the law or accounting rules to determine whether SunGard and Executive should negotiate a new employment agreement or amend this Agreement to take into account any such changes in the law or accounting rules. Executive may also request that the Board review this Agreement in light of any such changes in the law or accounting rules. Notwithstanding the above, nothing herein obligates SunGard to negotiate or amend this Agreement.

(b) If it is determined that that Executive’s Continuation Options have been structured in a manner that would result in adverse tax treatment under Section 409A of the Code, the parties agree to cooperate in taking all reasonable measures to restructure the arrangement to minimize or avoid such adverse tax treatment; provided, however, that, if any payment due to Executive is delayed as a result of Section 409A of the Code, Executive shall be entitled to be paid interest on such amount at an annual rate equal to the prime rate, as published in The Wall Street Journal, in effect as of the originally scheduled date of payment. If after considering all reasonable measures the parties determine that this Agreement or a related arrangement cannot be amended or restructured to minimize or avoid adverse tax treatment under Section 409A of the Code, the Executive will be entitled to payment of an additional amount to make the Executive whole, on a net after-tax basis, for any resulting excise taxes and interest charges imposed under Section 409A. Such additional amount will be paid to the Executive not later than the due date of the Executive’s tax return for the year in which the relevant tax or penalty is imposed. For the purpose of this Section 20(b), “Continuation Options” shall mean any options for stock of Capital Corp. and Capital Corp. II that have automatically converted in the Merger from options for common stock of SunGard.

21. Put Right with respect to Purchased Shares upon Termination.

(a) Upon termination of Executive’s employment for any reason, the provisions of this Section 21 shall apply with respect to any Purchased Shares (as defined below) held by Executive and Section 6 of the Stockholders Agreement shall not apply with respect to such Purchased Shares. “Purchased Shares” shall mean all Shares held by Executive that were purchased by Executive on or before the date this Agreement becomes effective. Capitalized terms used in this Section 21 and not otherwise defined in this Agreement shall have the meanings assigned to them in Executive’s Initial Option Awards.

(b) If Executive’s employment terminates as a result of Executive’s Disability or death, Executive (or the Executive’s Beneficiary) shall have a Put Option with respect to any Purchased Shares held by Executive at any time on or after Executive’s Date of Termination, provided that such Put Option shall terminate upon an IPO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

SUNGARD DATA SYSTEMS INC.

By:	/S/ MICHAEL J. RUANE
Name:	Michael J. Ruane
Title:	Senior Vice President – Finance, Chief Financial Officer

/S/ CRISTÓBAL CONDE
CRISTÓBAL CONDE

For good and valuable consideration, including Executive’s agreement to serve as President and Chief Executive Officer of SunGard Data Systems Inc., the obligations of SunGard Data Systems Inc. under this Employment Agreement, dated August 11, 2005, with Cristóbal Conde shall be, jointly and severally, guaranteed by SunGard Capital Corp. and SunGard Capital Corp. II. In addition, SunGard Capital Corp. and SunGard Capital Corp. II agree to be bound by the terms of Section 1.2(b) and Section 1.8 of the Employment Agreement which are expressly applicable to SunGard Capital Corp. and SunGard Capital Corp. II.

SUNGARD CAPITAL CORP.

By:	*
Name:	Glenn H. Hutchins
Title:	President

Dated: August 11, 2005

SUNGARD CAPITAL CORP. II

By:	*
Name:	Glenn H. Hutchins
Title:	President

Dated: August 11, 2005

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/S/ GLENN H. HUTCHINS
Name:	Glenn H. Hutchins

[Employment Agreement Signature Page]